                                                                    EXHIBIT 10.2



                             MANUFACTURING AGREEMENT

         THIS MANUFACTURING AGREEMENT dated September 1, 1997, is made by and among NSA POLYMERS, INC., a Florida corporation having a place of business at 1000 Sand Pond Road, Lake Mary, Florida 32746 and NSA INTERNATIONAL, INC., a Tennessee corporation having a place of business at 4260 East Raines Road, Memphis, Tennessee 38118 on the one hand (collectively the "Buyer") and POLYMERS, INC., a Florida corporation (hereafter referred to as "Polymers") having a place of business of 1000 Sand Pond Road, Lake Mary, Florida on the other hand.

                              W I T N E S S E T H:

         WHEREAS, Buyer owns and controls technology and other assets required for the manufacture, marketing and sale of certain sparkling water systems, certain air filtration systems, and certain water filtration systems;

         WHEREAS, Buyer presently has no manufacturing facility of its own;

         WHEREAS, Buyer has determined that it is in the best interest of Buyer to close its manufacturing facilities and to contract with Polymers for the manufacturing and production of certain of its products;

         WHEREAS, Polymers wishes to manufacture certain of the products of Buyer for and on behalf of Buyer;

         WHEREAS, the Buyer has an existing inventory of Raw Materials which it desires to sell to Polymers; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                              PART I. INTRODUCTION

SECTION 1. DEFINITIONS

         1.1 "Affiliate has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         1.2 "Agreement" shall mean this document, including its Exhibits and Purchase Orders issued hereunder.

         1.3 "Days" shall mean calendar days unless otherwise specified hereunder.

         1.4  "Delivery" shall mean the delivery of Units in accordance with
Section 9 hereof.

         1.5 "OEM Business" means all sales made by Polymers to entities or individuals other than NSA International, Inc., or any of its affiliates.

         1.6 "Purchase Price" shall mean the purchase price of the Units as set forth on EXHIBIT A.

         1.7 "Raw Materials" means the Buyer's existing inventory of raw materials and component parts described on EXHIBIT B, which is attached hereto and incorporated herein by this reference.

         1.8 "Section," "Sub-Section," and/or "Exhibits" shall mean Sections, Sub-Sections and/or Exhibits of this Agreement.


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         1.9  "Technical Information" shall mean any information, whether confidential or otherwise, which is applicable to or useful in the demonstration, testing, use, operation, maintenance, manufacture or repair of Units, including, by way of example only, engineering drawings, electrical or electronic schematics, specifications, equipment and parts lists, test procedures, and operating, maintenance, and repair procedures and instructions.

         1.10 "Unit(s)" shall mean each individual product listed on EXHIBIT A and all future modifications, replacement parts or components thereto. The term "replacement parts," as used above shall be deemed to include, without limitation, replacement filters, but shall exclude the HEPA filter.

                              PART II. PERFORMANCE

SECTION 2.   UNIT ORDERS

         2.1 Purchase Order(s). The actual authorization to perform work under this Agreement will be given by Buyer in the form of a Purchase Order executed by the Authorized Purchasing Agent as communicated to Polymers by Buyer. Buyer will issue Purchase Orders to Polymers for Units required. Polymers shall deliver Units to the Buyer within thirty (30) days after receipt of a Purchase Order, subject to customary raw material and component part lead-in times and subject to the maximum production capacity of existing molds. Such Purchase Order(s) shall set forth a quantity of Units which Buyer requires from Polymers. The Purchase Order is the authorization by Buyer to order materials, allocate labor or equipment, or enter into any other commitments for the assembly of the Unit(s). Buyer shall not be liable for any costs incurred by Polymers in its anticipation of quantities in excess of the quantities set forth in the Purchase Orders or in performing work in excess of that authorized by Buyer in such Purchase Orders. Furthermore, Polymers shall fulfill such requests only when a valid Buyer purchase order number has been issued by Buyer.

SECTION 3.   DESCRIPTION OF WORK

         3.1 During the term of this Agreement, Polymers agrees to manufacture and sell to Buyer and Buyer agrees to buy its and its Affiliates entire requirements of the Units from Polymers upon the terms and conditions set forth in this Agreement. In the event that Polymers is unable for any reason, including production capacity of molds, to produce a Unit or Units in sufficient volume to satisfy the Buyer's requirements for such Units and is unable to cure such inability within thirty (30) days plus reasonable mold development and applicable raw material lead-in times, Buyer shall have the option to utilize another manufacturer to manufacture the Units required in excess of Polymers production capacity if Polymers is unable or unwilling to within a reasonable period of time to subcontract out the manufacturing of any Units required in excess of Polymers production capacity. Polymers and Buyer shall discuss and agree upon mutually acceptable minimum amounts of Units to be purchased hereunder from time to time during the term hereof.

         3.2 The Units to be purchased under this Agreement are specifically detailed and described in EXHIBIT A, which is attached hereto and incorporated herein by reference. In the event the provisions of Section 17 hereof are satisfied, such new product shall be added to EXHIBIT A, and shall become a "Unit" as such term is used in this Agreement.

         3.3 Polymers shall produce the Units in accordance with Section 6.

         3.4 Polymers shall conduct in-process inspections, final inspection and perform functional testing as needed to insure that the quality control levels specified pursuant to Section 6 are satisfied.

         3.5 Polymers shall package the Units in accordance with the Buyer packaging specifications and drawings.


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SECTION 4.   PRICE

         4.1 The prices to be paid by Buyer for the Units are as described in Exhibit A.

         4.2 Polymers agrees and acknowledges to take all customary reasonable steps to maintain manufacturing costs at levels consistent with or below such costs as of the date of this Agreement. Buyer acknowledges that the prices set forth in EXHIBIT A as of the date hereof are reasonable. However, in the event that manufacturing costs increase as a result of increased labor costs, materials costs, rent, custom charges, state taxes, import or export fees, freight costs, or utility rates, Polymers shall provide Buyer documentation supporting such cost increases in a form reasonably satisfactory to Buyer. Upon Buyer's reasonable satisfaction and confirmation of the increased manufacturing costs, not to exceed thirty (30) days from Buyer's receipt of such documentation, the increased costs shall be "passed through" to Buyer on a per Unit basis to be determined by Buyer and Polymers, with such increase to reflect a direct pass through of such increased manufacturing costs. For the purpose of this Section 4.2, manufacturing costs shall be examined on six (6) month intervals, with the first such examination to occur on August 1, 1995.

         4.3 In the event manufacturing costs decrease, Polymers shall inform Buyer of such decrease and shall negotiate with the Buyer, in good faith, a reduction in the Purchase Price of each Unit. The decreased costs shall be "passed through" to Buyer on a per Unit basis to be determined by Buyer and Polymers, with such decrease to reflect a direct pass through of such decreased manufacturing costs. For the purposes of this Section 4.3, manufacturing costs shall be reviewed on six (6) month intervals with the first such examination to occur on August 1, 1995.

         4.4 All prices are expressed and all payments shall be made in U.S. Dollar currency.

SECTION 5.   ORDERING

         5.1 Buyer shall issue Purchase Order(s) for delivery of Units in accordance with the delivery schedules set forth in EXHIBIT A, which is attached hereto and incorporated herein by this reference. Units will be delivered within thirty (30) days after receipt of a Purchase Order and subject to customary lead-in times which occur as a result of raw material or component part ordering and the maximum production capacity of existing molds. In the event that such lead-in times change, the delivery schedule set forth in EXHIBIT A, shall automatically, without required action by either party, be modified to indicate the change in such lead-in times.

         5.2 Buyer shall not be responsible for work performed, material purchased or other commitments or expenses incurred by Polymers other than as stated in the Purchase Order provided by Buyer, unless otherwise agreed to in writing by both parties.

SECTION 6.   MANUFACTURING

         6.1 Polymers shall provide all parts, labor, and materials necessary to perform Polymers' obligations.

         6.2 Polymers shall manufacture each Unit to meet an outgoing quality level which is in accordance with the specifications historically maintained by NSA Polymers, Inc. which will be attached hereto as EXHIBIT A. It is agreed and acknowledged by the parties hereto that current specifications are not reduced to writing at the time of this Agreement and will be developed jointly by the parties. Upon completion of the specifications, they will be attached hereto as EXHIBIT A and become a part of this Agreement as if they had been attached at the date hereof. Until such time as such specification are attached hereto, Polymers shall manufacture the Units to maintain quality control levels consistent to those which have been historically maintained by NSA Polymers, Inc., on a per Unit basis.

         6.3 Buyer may review Polymers' performance of the work under this Agreement including development, fabrication and tests of the Units, the design of the tools used to produce them, and their operation.


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         6.4 To review the work, Buyer may visit the sites where Polymers performs it. Buyer shall visit the sites during normal business hours, with reasonable notice to Polymers.

         6.5 Polymers shall notify Buyer promptly of any errors found in drawings and specifications for any new products manufactured for Buyer in accordance with the provisions of Section 17.

SECTION 7.   PACKAGING

         7.1 Packaging shall conform to the existing drawings and specifications and any future drawings and specifications of Buyer provided that Buyer pays any expenses and costs associated with changes to its packaging. Polymers shall be responsible for procurement of materials, any testing required and obtaining Buyer's approval of packaging.

         7.2 All labeling and packing lists containing the purchase order number, Unit part numbers and quantity shipped shall accompany each shipment.

SECTION 8.   WARRANTIES

         8.1 Polymers warrants that Units delivered to Buyer by Polymers hereunder shall conform in every respect to all specifications described in
Section 6.2 or on EXHIBIT A and be free from defects in material and workmanship under normal use and operation for a period of two (2) years from the date of initial shipment to Buyer, and, provided, further, that with respect to replaceable air filters, Polymers warrants that such replaceable filters delivered to Buyer by Polymers hereunder shall conform in every respect to all specifications described in Section 6.2 or on EXHIBIT A and be free from defects in material and workmanship for a period of twelve (12) months from the date of initial shipment to Buyer. After a period of two (2) years from the date hereof, Polymers and Buyer shall negotiate, in good faith, a new warranty period for each Unit, such warranty period not to be less than one (1) year.

         8.2 In the event that a new product is added to the definition of "Unit" pursuant to the terms of Section 17, such new product will not fall within the terms and conditions of Section 8.1 and the parties will negotiate in good faith and reasonably agree on a warranty for such new products which is acceptable to both parties.

         8.3 During the warranty periods set forth herein, Polymers shall, at Polymers' option, either replace or repair Units manufactured in breach of the warranties contained herein, with Units which conform to the specifications which are part of this Agreement and in force at the time the defective Units were originally delivered. In the case of replacement, Polymers shall deliver to Buyer replacement Units within sixty (60) days from the date Polymers receives the defective Units from Buyer.

         8.4 If the Units are returned to Polymers for a suspected breach of warranty, Buyer shall bear the shipping costs of returning the Units to Polymers. If the returned Unit(s) are in breach of Polymers' warranty then Polymers shall pay the costs of shipping repaired or replaced Units back to Buyer's designated destination. If the returned Unit(s) are not in breach of Polymers' warranty, Buyer shall bear the cost of shipping the returned Unit(s) back to Buyer's designated destination.

         8.5 Polymers shall not be responsible and shall have no liability for any design or specification defect in products produced for the Buyer or arising out of defects of tooling, molds or other equipment provided by the Buyer to Polymers unless such defect is the result of Polymers failure to maintain the molds, tooling, or equipment in accordance with the terms of this Agreement.

         8.6 Polymers sole obligation in the event of a breach of the warranties contained in this Section 8 is to repair or replace at Polymers' option any defective product and to indemnify and hold harmless the Buyer from any liability, loss, damages, costs and expenses (including, without limitation, any court costs and attorneys' fees, both at trial and on appeal) incurred by reason defects in violation of Polymers' warranty.


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         8.7  THE WARRANTIES DESCRIBED IN THE FOREGOING SECTION 8 ARE THE SOLE
WARRANTIES OF POLYMERS AND POLYMERS HAS NOT MADE, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING FITNESS FOR A PARTICULAR PURPOSE OR A PARTICULAR USE.

SECTION 9.    DELIVERY

         9.1 Polymers shall deliver Units to Buyer F.O.B. Buyer's warehouse at 1050 Sand Pond Road, Lake Mary Florida 32746. In the event Buyer's warehouse is no longer leased by either Buyer or Polymers, delivery shall be F.O.B. Polymers' dock. It is the responsibility of Polymers to schedule production and delivery of all Units ordered under this Agreement by the scheduled delivery date contained in the Buyer Purchase Order subject to the other provisions in this Agreement.

SECTION 10.   TITLE

         10.1 The risk of loss and title to the Units shall pass to Buyer upon delivery to Buyer's warehouse in Lake Mary, Florida.

SECTION 11.   ACCEPTANCE OR REJECTIONS

         11.1 Polymers shall provide and maintain an inspection procedure and quality assurance program for Units and their production processes. This procedure shall permit Polymers to meet the level of quality described in
Section 6.3. Inspection records maintained by Polymers, including gauge inspection, tool inspection, and equipment calibration, shall be made available to Buyer, at a reasonable time, upon request.

         11.2 Buyer may inspect and test all Units prior to acceptance or rejection, and may refuse to accept Units which do not conform to the specifications in this Agreement. All Units shall be subject to preliminary and final inspection by Buyer. If, after thirty (30) working days from Delivery of Units, Buyer has not notified Polymers of rejection, the Units shall be deemed to be accepted by Buyer. In the event that Units are delivered to Buyer's European subsidiaries, Buyer shall have thirty (30) working days from delivery of the goods to such European subsidiaries' warehouse to give notice of rejection to Polymers. The act of payment for Units shall not of itself signify Buyer's acceptance.

         11.3 If Buyer rejects any Units, Polymers shall, at Polymers' discretion, repair, adjust, replace or refund any monies paid for any Units which fail to meet the specifications set forth in this Agreement.

         11.4 The rights granted to Buyer pursuant to this Section 11 are in addition to and shall not be construed as a limitation upon the Warranties given by Polymers to the Buyer in Section 8 of this Agreement.

SECTION 12.   PAYMENT

         12.1 Buyer will not pay Polymers for Units or charges for Units unless the Units are produced, and the charges were incurred to fill an authorized Purchase Order previously submitted to Polymers by Buyer.

         12.2 Polymers shall submit invoice(s) to Buyer upon shipment of Units. Invoice(s) shall be sent to:

                  NSA International, Inc.
                  4180 Pilot Drive
                  Memphis, Tennessee 38118
                  Attention: Joy Lewis

         12.3 Terms of payment shall be as follows: Invoices received between the 1st and 15th of any month will be paid by Buyer on the last business day of such month. Invoices received between the 16th and the end of


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any month will be paid by Buyer prior to the 15th day of the next month. Any amounts owed for Units purchased hereunder which are not paid when due shall bear interest at a rate of ten percent (10%) per annum.

         12.4 The following information is required to be clearly stated on the invoice:

                  Buyer Purchase Order Number
                  Quantity
                  Terms of Payment
                  Unit Price

         12.5 The payments described in this Section 12, fully compensate Polymers for all work performed under this Agreement.

         12.6 The Buyer shall pay to Polymers any sales or use tax which may be assessed on any sale of the Units, and any freight, transit, handling and insurance costs of the Units. Said payment shall be made at the time of payment of the invoices for the Units who sale gives rise to such costs and taxes.

          12.7 Cost of any services other than manufacturing which Buyer requests Polymers to perform including without limitation, marketing, research and development, engineering, testing and obtaining certifications from Underwriters Laboratories for any product, shall be born by the Buyer and shall only be performed if a mutually acceptable written work order establishing the price for, and scope of, such services is signed by the Buyer and Polymers.

SECTION 13.    UNIT REPAIR

         POLYMERS SHALL REPAIR OR REPLACE THE DEFECTIVE UNITS WHICH DO NOT MEET THE SPECIFICATION REQUIREMENTS OR ARE OTHERWISE DEFECTIVE, AND RETURN THEM TO THE ADDRESS SPECIFIED BY BUYER.

         PART III. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

SECTION 14.   CONFIDENTIAL INFORMATION

         14.1 Polymers agrees and acknowledges that as a result of this Agreement, it shall receive and have access to information, including, without limitation, information regarding the Unit specifications, costs of manufacture, and pricing, and information regarding the customers of the Buyer, which is proprietary to and a trade secret of Buyer and which is governed by this Section
14.1. Buyer agrees and acknowledges that all financial information received from Polymers, all costs of manufacture and pricing of products which Polymers produces, and the identity of customers and all information regarding customers of Polymers shall be considered confidential information, which is proprietary to and a trade secret of Polymers and which is governed by this Section 14.1. Polymers covenants and warrants to Buyer that Polymers shall not, and Buyer covenants and warrants to Polymers that Buyer shall not, disclose or divulge confidential information except to the extent: (a) required by law, (b) to protect its interests in any dispute or litigation, (c) necessary to perform its obligations under this Manufacturing Agreement, or (d) if such information becomes publicly available without breach of this Section 14.1.

         14.2 The parties hereby acknowledge that breach of the covenants contained in Section 14.1 will cause irreparable harm to the party whose trade secret or confidential information is disclosed. Notwithstanding any other provision of this Agreement, the parties may enforce the above-described covenants and warranties by injunction, both preliminary and permanent, it being agreed that the posting of an injunction bond of no more that $5,000 shall be sufficient to indemnify the parties against costs of damages which might be incurred by virtue of any temporary injunction. Nothing herein shall be construed as prohibiting any party from pursuing any other legal or equitable remedy available due to the breach of the provisions of this Section 14.


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         14.3 Nothing in this Section 14 shall be interpreted or construed in any manner which prevents Buyer from having its products produced by any third party manufacturer in the event that this Agreement is terminated for any reason or such manufacture does not violate the terms of this Agreement.

SECTION 15.   INTELLECTUAL PROPERTY

         15.1 The Buyer warrants and represents to Polymers that the Units produced pursuant to this Agreement will not be a violation of, or infringement on, any trademark, patent, trade secret or other proprietary right of any third party.

         15.2 Polymers will promptly advise Buyer if it, and Buyer will promptly advise Polymers if it, develops a reasonable basis for believing that the delivered material and/or items may violate any intellectual property rights of a third party.

         15.3 Buyer agrees to notify Polymers promptly in writing of any such claim.

         15.4 Buyer hereby warrants that it has the right to manufacture or have manufactured the Units that are the subject of this Agreement.

         15.5 Polymers acknowledges Buyer's exclusive ownership of the trademarks affixed to and any patents embodied in the Units and will do nothing at any time, during or after the term of this Agreement, which could adversely affect their validity or enforceability, including any modification or obliteration of the trademark or patent markings on the Units as sold. This Agreement shall not give Polymers any right to use the NSA name and marks, or any other trademarks of Buyer, except as specifically authorized by Buyer. Promptly following the termination of this Agreement for any reason, Polymers agrees to discontinue use of the NSA marks, and any other Buyer names and trademarks and to remove, or dispose of, as Buyer shall direct, any signs or other indicia relating to Buyer's name and trademarks to Buyer and further to return any molds belonging to Buyer. Following termination of the Agreement, Polymers shall not be permitted to use the NSA name or marks or any other Buyer name or trademark in connection with any product. Polymers shall not have any right to register any trademarks identical with or similar Buyer's trademarks. All use of Buyer's trademarks by Polymers in connection with this Agreement shall be subject to Buyer's control and shall inure to the benefit of Buyer.

         15.6 The Buyer hereby licenses during the terms of this Agreement to Polymers the use of the NSA trademark and NSA patents and other intellectual property rights solely for Polymers' use in the manufacture and sale of products to the Buyer. Any and all improvements, modifications, inventions or discoveries by Buyer or its employees relating to the Units shall be the sole and exclusive property of Buyer. All discoveries, improvements, inventions or modifications relating to the Units made by Polymers shall be the sole and exclusive property of Polymers, provided, however, that Polymers hereby grants to Buyer an irrevocable, non-exclusive, world-wide, royalty-free license to manufacture or have manufactured and to sell to end consumers such improvements, inventions, or modifications.

         15.7 The Buyer will, at its cost, during the term of this Agreement, provide the following to Polymers at the manufacturing facility of Polymers located at 1000 Sand Pond Road, Lake Mary, Florida or any future manufacturing facility of Polymers; (i) molds for all Units to be manufactured and sold under this Agreement; (ii) tooling for all Units to manufactured and sold under this Agreement; (iii) assembling and testing apparatus and equipment for the Units to manufactured and sold under this Agreement. Polymers shall have possession of the tooling, testing equipment, assembly equipment and molds owned by Buyer listed on SCHEDULE 15.6 which is attached hereto. Polymers acknowledges that these molds are the property of Buyer and will hold such molds in trust for the benefit of Buyer and use such molds only pursuant to the terms of this Agreement. Polymers shall be responsible for any and all routine maintenance required to be performed on the molds consisting of cleaning, lubrication, and any other customary routine maintenance required to be performed on the molds. In the event that a mold is damaged as a result the misuse of the mold or Polymers' failure to properly maintain such mold. Polymers shall repair or replace such mold at no cost to Buyer. If a mold is damaged as a result of ordinary wear and tear that could not be prevented by routine maintenance, Polymers shall have no obligation to repair or replace the mold.

                              PART IV. NEW PRODUCTS

SECTION 16.   NEW PRODUCTS

         16.1 During the term of this Agreement, in the event the Buyer identifies a potential product in Polymers' area of expertise (hereinafter defined) not yet in existence which the Buyer feels that could be desirable or profitable then the Buyer will provide in writing to Polymers its price, manufacturing and other requirements with respect to that product (the "New Idea Notice"). Polymers shall have sixty (60) days after delivery to it of the New Idea Notice to elect to manufacture the potential product under the terms of the New Idea Notice or other terms to which the parties are mutually agreed with such election made by Polymers only by written election delivered to the Buyer within the above-described sixty (60) day period. In the event of such election, the parties shall mutually agree upon designs and specifications which shall be attached hereto as a part of EXHIBIT A and that product shall thereafter be considered a Unit, as such term is defined in this Agreement.

         16.2 During the term of this Agreement and to the extent not prohibited by applicable patent or other law or any applicable agreement, Buyer hereby grants to Polymers a right of first refusal to manufacture (i) new air and water filter products which are not set forth on EXHIBIT A, (ii) new products similar in nature to those products set forth on EXHIBIT A, and (iii) all other products within the following areas: plastic product manufacturing and assembly, plastic molding, manufacture and assembly of fragrance products, chemical sales and manufacture, and sparkling water product manufacture and assembly (hereinafter all of the foregoing shall be considered collectively "Polymers Area of Expertise" and each such product shall be a "New Product." Provided, however, that nothing in this right of first refusal shall be construed or interpreted in any way to prevent the Buyer from obtaining competitive bids from third party manufacturers to produce any New Product.

         16.3 In the event Buyer wishes to manufacture a New Product, after obtaining competitive bids on the New Product from third party manufacturers Buyer shall provide a written notice (the "New Product Notice") to Polymers. The New Product Notice will contain design and product specifications and all price, manufacturing, delivery and other material terms agreed to or offered in writing by any third party manufacturer who has offered to manufacture that New Product for Buyer. Polymers shall have a period of sixty (60) days from the date upon which the New Product Notice is received to determine whether or not to exercise its right of first refusal. If Polymers exercises its right of first refusal, it must have the ability to produce the New Product in quality, quantity, and at costs competitive with those specified in New Product Notice. If Polymers does not exercise its right of first refusal, Buyer shall have the right to have the New Product produced by a third party manufacturer on the terms specified in the New Product Notice. If Buyer is unable to have the New Product manufactured upon the terms set forth in the New Product Notice, Buyer shall be required to resubmit and New Product Notice to Polymers and Polymers shall have an additional thirty (30) days from the date of resubmittal to exercise its right of first refusal.

         16.4 If Polymer is granted the right to produce any new products for Buyer pursuant to Sections 17.1 or 17.2, such new products shall be listed EXHIBIT A, and shall fall within the definition of a Unit subject to the terms of this Agreement.

         16.5 During the term of this Agreement, if Polymers develops a new product, other than products developed under contract for third parties, Buyer shall have the right of first refusal to purchase such product. Polymers shall submit a product description and term sheet to Buyer. Buyer shall have sixty
(60) days during which to determine whether or not it desires to purchase such product from Polymers. If Buyer agrees to purchase such product, it will be added to EXHIBIT A and become a Unit hereunder. If Buyer does not agree to purchase the product as provided herein, Polymers shall not offer such product at a lower price to any individual or entity unless it first offers such product to Buyer at such lower price.


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SECTION 17.   RAW MATERIALS

         17.1 Buyer shall sell to Polymers and Polymers shall purchase from Buyer the entire requirements of Raw Materials from Buyer's now existing inventory which Polymers shall require for use in Polymers' business from the date hereof until such time as Buyer's existing inventory of Raw Materials is depleted. Buyer is not required to sell Raw Materials in excess of Polymers' own requirements.

         17.2 The price for the Raw Materials shall be Buyer's invoice cost. The Raw Materials will be sold and billed to the Polymers F.O.B. Buyer's warehouse.

         17.3 Polymers shall pay the purchase price to Seller in the following manner: invoices received by the Polymers between the 1st and 15th of any month will be paid no later than the last business day of the month in which such invoices were received. Invoices received between the 16th and the end of a month shall be paid no later than the 15th of the next month. In the event any amounts due under this paragraph are unpaid when due, they shall bear interest at a rate of ten percent (10%) per annum.

         17.4 THE RAW MATERIALS ARE BEING SOLD AS IS AND SELLER DOES NOT WARRANT THAT THE RAW MATERIALS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE. HOWEVER, POLYMERS SHALL HAVE THE RIGHT TO REJECT ANY RAW MATERIALS WHICH ARE DEFECTIVE, IN THE REASONABLE OPINION OF POLYMERS NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY.

                          PART V. TERM AND TERMINATION

SECTION 18.   TERM OF THE AGREEMENT

         18.1 The term of this Agreement shall commence on September 1, 1997 and shall expire on August 31, 2002, provided that Buyer shall have the option to renew this Agreement for five additional periods of one year each. Buyer shall provide Polymers one hundred eighty (180) days notice of its intention to exercise the extension option.

         18.2 Either Buyer or Polymers may end this Agreement at any time without further obligation to the other party pursuant to Section 20, "CANCELLATION FOR DEFAULT."

SECTION 19.   CANCELLATION FOR DEFAULT

         19.1 Upon the Buyer delivering to Polymers written notice specifying the nature of Polymers' default and the expiration of ninety (90) days following that delivery of that notice of default without Polymers curing that default then, and only then, shall Buyer have the right to terminate or cancel this Manufacturing Agreement. A "default" with respect to Polymers, shall mean that
Polymers:

         (a) Becomes insolvent or has a petition in bankruptcy, reorganization or similar action filed by or against it;

         (b) Is unable to produce the Units in sufficient volume as required by this Agreement or maintain the quality control levels specified pursuant to
Section 6 of this Agreement.

         (c) Has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

         (d) Is dissolved or liquidated or has a petition for dissolution or liquidation filed with respect to it;

         (e) Is subject to property attachment, court injunction, or court order materially affecting its operations under this Agreement; or

         (f) Materially breaches any representation, warranty, covenant or other agreement contained in that certain Asset Purchase Agreement by and among NSA Polymers, Inc., NSA International, Inc. and Polymers dated of even date herewith or any document which is an exhibit thereto or defaults in the payment of any amounts owed to NSA Polymers, Inc. as a result of such Asset Purchase Agreement or any document which is an exhibit thereto.

         19.2 Upon Polymers delivering to Buyer written notice specifying the nature of Buyer's default and the expiration of ninety (90) days following that delivery of that notice of default without Buyer curing that default then and only then shall Buyer have the right to terminate or cancel this Manufacturing Agreement. A default with respect to Buyer shall mean that NSA International,
Inc.:

         (a) Becomes insolvent or has a petition in bankruptcy, reorganization or similar action filed by or against it;

         (b) Has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

         (c) Is dissolved or liquidated or has a petition for dissolution or liquidation filed with respect to it;

         (d) Is subject to property attachment, court injunction, or court order materially affecting its operations under this Agreement; or

         (e) Fails to pay any amount due pursuant to the terms of this Agreement, provided, however that if Buyer is in good faith contesting any amount owed to Polymers as a result of this Agreement through appropriate proceedings, such failure to pay shall not be considered an event of default under this Agreement;

         19.3 In the event of a default and the lapse of any applicable cure period, the non-defaulting party may agree to continue the Agreement rather than cancelling it. To do so, that party shall send a notice to the defaulting party specifying the conditions under which the non-defaulting party will agree to continue the Agreement. By agreeing to continue the Agreement in this manner, the non-defaulting party does not waive its right to later cancel the Agreement for default based on the event of default that is the subject of the notice.

         19.4 If Polymers cancels this Agreement for default by Buyer, Buyer shall pay Polymers all payments for work completed, if it was in response to a Purchase Order, on the effective date of cancellation. In the event of such a cancellation, Polymers shall have the right to offset, against payments due pursuant to those certain promissory notes between Polymers and the Buyer in the principal amounts of $500,000 and $4,000,000 the amounts of liquidated damages, calculated in accordance with the provisions of Section 16 which are due from the Buyer to Polymers, on the dates that such liquidated damages accrue pursuant to the terms of Section 16.

         19.5 If Buyer cancels this Agreement for default by Polymers Buyer shall pay Polymers the Purchase Price for all Units and work completed in accordance with this Agreement. Additionally, Buyer shall pay to Polymers, Buyer's actual costs for any raw materials or components ordered in response to a purchase order or work-in-process. Polymers shall deliver to Buyer all documents, information, and work in process produced in performance of this Agreement. In the event that Buyer cancels this Agreement for default by Polymers, Buyer shall have no obligation to pay any amounts of liquidated damages to Polymers, other than those liquidated damages which have accrued prior to the date upon which this Agreement is terminated.

SECTION 20.   CANCELLATION OF PURCHASE ORDERS

         20.1 Buyer may cancel Purchase Order(s) or any portions thereof for any reason by notifying Polymers in writing fifteen (15) days prior to the scheduled delivery date. Cancellation shall be effective upon Polymers receipt of the written cancellation notice from Buyer, or thereafter upon the date specified in such cancellation notice. Polymers shall cease operation on subject Purchase Orders in accordance with the cancellation notice and shall make every reasonable effort to cancel commitments for, resale of or divert materials and/or work-in-process (with the exception of the case such resale or diversion infringes Buyer's rights under this Agreement).

         20.2 In the event of a cancellation of a Purchase Order under this Section, Buyer will pay Polymers the Purchase Price for completed Units and shall reimburse Polymers for its actual costs for raw materials, components, and work-in-process as a result of the cancelled purchase order. Polymers will deliver to Buyer all completed Units and work-in-process procured on account of the cancelled Purchase Order(s).

SECTION 21.   EXCUSABLE DELAYS

         21.1 Neither party shall be in default or liable to the other for any failure to perform directly caused by events beyond that party's reasonable control, such as acts of nature, labor strikes, war, insurrections, riots, acts of governments, embargoes and unusually severe weather provided the effected party notifies the other party within ten (10) days of the occurrence. Such an event is an Excusable Delay. THE PARTY EFFECTED BY AN EXCUSABLE DELAY SHALL TAKE ALL REASONABLE STEPS TO PERFORM DESPITE THE DELAY. If the party is unable to perform within a reasonable period, this Agreement shall end without any further obligation of the unaffected party.

SECTION 22.   RETURN OF MATERIALS AND RIGHT OF ENTRY

         22.1 Unless otherwise notified by Buyer, within one month of the date of expiration, termination or cancellation of this Agreement, upon payment of all amounts owed to Polymers other than any liquidated damages accruing in the future, Polymers shall return to Buyer all materials containing Buyer Confidential Information or Technical Information, documents produced in the performance of this Agreement, work-in-process, molds, parts, tools and test equipment paid for, owned or supplied by Buyer at Buyer's expense.

         22.2 In the event of termination of this Agreement by either party, upon payment of all amounts owed to Polymers other than any liquidated damages accruing in the future, Buyer shall have the immediate right to enter Polymers premises and take possession of all Buyer owned tooling or property, to file a security interest in such tooling or property or to invoke any other legal or equitable remedy available to protect its interest in the tooling or property.

                        PART VI. LIABILITY AND INSURANCE

SECTION 23.   LIENS, CLAIMS, AND ENCUMBRANCES

         23.1 Polymers shall deliver Units, free and clear of all Liens, Claims, or Encumbrances.

SECTION 24.   LIABILITY FOR ACTS OF EMPLOYEES

         24.1 Each party is solely responsible for the acts of its employees and agents, including any negligent acts. Each party shall hold harmless, defend and indemnify the other against all claims based on acts of its employees or agents.

         24.2 Polymers shall maintain comprehensive general liability insurance for claims for damages because of bodily injury or death and property damage caused by or arising out of acts or omissions of its employees. Polymers shall not cancel the insurance without notifying Buyer in writing in advance.

SECTION 25.   INSURANCE

         25.1 Polymers will, at Polymers' expense, maintain product liability insurance in such amounts, against such risks, in such form as historically maintained by NSA Polymers, Inc.

         25.2 Each such policy shall (a) name Buyer and Polymers as additional insured parties thereunder (without any representation or warranty by or obligation upon Buyer) (b) and provide that at least thirty (30) days prior written notice of cancellation, amendment, or of lapse shall be given to Buyer by the insurer.

         25.3 Polymers will deliver to Buyer original or duplicate policies of such insurance, or satisfactory certificates of insurance.

SECTION 26.   RELATIONSHIPS WITH EMPLOYEES

         26.1 Neither party's employees shall be considered employees or agents of the other party. Each party shall be solely responsible for paying, supervising, and directing the manner of work of its employees.

                                PART VII. GENERAL

SECTION 27.   NONEXCLUSIVE AGREEMENT

         27.1 This Agreement does not preclude either party from entering similar agreements with others, or from developing, manufacturing, buying or selling any product or service, except to the extent that the terms and conditions of this Agreement would indicate otherwise.

SECTION 28.   AMENDMENTS TO THE AGREEMENT

         28.1 This Agreement may only be changed or supplemented by a written amendment, signed by authorized representatives of each party.

SECTION 29.   ASSIGNMENT OR DELEGATION

         29.1 Neither party may assign its rights or delegate its obligations under this Agreement without the prior written approval of the other party. Any attempted assignment or delegation without such an approval shall be void. Provided, however, that Buyer may assign this Agreement to NSA International, Inc. or any subsidiary thereof, without being released from its obligations hereunder.

SECTION 30.   GOVERNING LAW

         30.1 This Agreement shall be governed by the laws of the State of Florida.

SECTION 31.   FORUM

         31.1 All disputes arising under or in connection with this Agreement shall be determined by actions filed in the courts within the State of Florida.

SECTION 32.   SEVERABILITY

         32.1 If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall not be affected.

SECTION 33.   EFFECT OF TITLE AND HEADINGS

         33.1 The title of the Agreement and the headings of its Sections are included for convenience, and shall not affect the meaning of the Section.

SECTION 34.   NOTICE

         34.1 All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                           Copy to:
         NSA Polymers, Inc.                          G. Robert Morris, Esq.
         4260 East Raines Road                       Baker, Donelson, Bearman & Caldwell
         Memphis, Tennessee 38115                    165 Madison Avenue, Suite 2000
         Attention: Charles R. Evans, Jr.            Memphis, Tennessee 38103

         If to the Buyer:                            Copy to:

         Polymers, Inc.                              Robert S. MacDonald, Esq.
         1000 Sand Pond Road                         Subin, Shams, Rosenbluth, Moran
         Lake Mary, Florida 32746                      Losey & Brennan, P.A.
         Attention: J. Rushton Bailey                111 North Orange Avenue, Suite 900
                                                     Orlando, Florida 32801

SECTION 35.   WAIVER

         35.1 Failure of either party to insist in any strict conformance to any term herein, or in Purchase Orders issued hereunder or failure by either party to act in the event of a breach or default shall not be construed as a consent to or waiver of that breach or default or any subsequent breach or default of the same or any other term contained herein.

SECTION 36.   INDEMNITY

         36.1 Indemnification of Polymers by Buyer. Buyer shall indemnify, defend, and hold harmless, Polymers, its officers, directors, shareholders and agents against and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities, including reasonable attorney fees, incurred by Polymers as a result of any injury to or death of any person, or damage to property caused by any design defect or product specification in any Unit manufactured pursuant to this Agreement or in tooling, molds or other equipment provided by Buyer, provided, however, that Buyer shall not be required to indemnify Polymers for any liability incurred by Polymers as a result of its failure to maintain such tooling, molds, or other equipment as provided in this Agreement or Polymers improper use or operation of such tooling, molds, or other equipment.

         36.2 Notice to Buyer; Opportunity to Defend. Polymers agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any suit, regulatory investigation, action or proceeding in respect of which indemnity may be sought under PARAGRAPH 38.1. Buyer may participate in, or at its election assume the defense of any such suit, action or proceeding at Buyer's expense. Buyer shall not be liable under PARAGRAPH 38.1 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

         36.3 Indemnification of Buyer by Polymers. Polymers shall indemnify, defend, and hold harmless, the Buyer, its officers, directors, shareholders and agents against and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities, including reasonable attorney fees, incurred by Buyer as a result of (a) any injury to or death of any person, or damage to property caused by a Unit manufactured in breach of Polymers' Warranties contained in Section 8 or resulting from an individual's use of any Unit manufactured in breach of Polymers' Warranties in Section 8, or (b) the actual withdrawal and recall costs and expenses and any incidental and consequential damages incurred by Buyer due to Polymer's manufacture of the Units in breach of its Warranties contained in Section 8 or if a recall of Units manufactured in breach of Section 8 is ordered by a court of competent jurisdiction or governmental agency.

         36.4 Notice to Polymers; Opportunity to Defend. Buyer agrees to give prompt notice to Polymers of the assertion of any claim, or the commencement of any suit, regulatory investigation, action or proceeding in respect of which indemnity may be sought under PARAGRAPH 38.3). Polymers may participate in, or at its election assume the defense of any such suit, action or proceeding at Polymers' expense. Polymers shall not be liable under PARAGRAPH 38.1 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

SECTION 37.   AGENCY

         37.1 Nothing contained herein shall be deemed to authorize or empower Polymers or its Subsidiaries to act as an agent for Buyer or to conduct business in the name of Buyer.

SECTION 38.   SURVIVAL OF TERMS

         38.1 All obligations and duties that by thus nature survive the expiration, cancellation, or termination of this Agreement shall remain in effect after expiration, cancellation or termination, including Section 8 (Warranties), 13 (Unit Repair Section), 14 (Confidential Information), and 15 (Intellectual Property) and shall bind the parties and their legal representatives, successors and assigns.

SECTION 39.   COMPLETE AGREEMENT

         39.1 This Agreement including its Exhibits and Purchase Orders issued under it is the complete statement of the parties' agreement, and supersedes all previous and contemporaneous written and oral communication about its subject.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                     NSA POLYMERS, INC.



                                     By:
                                        ----------------------------------------
                                     Title:
                                           -------------------------------------


                                     NSA INTERNATIONAL, INC.



                                     By:
                                        ----------------------------------------
                                     Title:
                                           -------------------------------------

                                     POLYMERS, INC.



                                     By:
                                        ----------------------------------------
                                     Title:
                                           -------------------------------------